Exhibit 10.50.1

                                                               January 1, 2002


The Credit Store, Inc.
3401 N. Louise Avenue
Sioux Falls, SD 57107


Re: Subordinated Grid Promissory Notes made by The Credit Store, Inc., to the order of J.L.B. of Nevada, Inc., in the respective original principal amounts of $20,000,000, $5,000,000 and $5,000,000 dated respectively August 1, 1997, October 23, 1997, and November 21, 1997, and Secured Promissory Note made by American Credit Alliance, Inc., to the order of J.L.B. of Nevada, Inc., in the original principal amount of $880,000 dated August 16, 1997 (collectively the "Notes")

Gentlemen:

         This letter supplements and amends the letter agreement (the "Letter Agreement") between us dated May 4, 2001 with respect to the Notes.

         The Letter Agreement is amended as follows:

(a) Paragraph "1" of the Letter Agreement shall read as follows and not as heretofore:

         "1. You shall not be required to pay the Interest Accrued to Date until the later of July 15, 2003 or five days after the date we or any subsequent holder of the Notes make written demand for payment thereof, except that we or any such subsequent holder may at any time demand payment of up to 20% of the Interest Accrued to Date (the "Demand for Interest Accrued to Date")."

(b) Paragraph "3" of the Letter Agreement shall read as follows and not as heretofore:

         "3. Future interest payments on the Notes need not be paid monthly, but shall accrue until the later of July 15, 2003 or five days after the


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                  date we or any subsequent holder of the Notes make written demand for payment thereof, except that we or any such subsequent holder may at any time demand payment of up to 20% of the interest accrued from the date of this letter agreement to the date of such demand (the "Interest Payment Demand")."

(c) Paragraph "5" of the Letter Agreement shall read as follows and not as heretofore:


                  "5. In all events where interest payments have heretofore not been paid monthly or hereafter until December 31, 2001 may not be paid monthly, interest shall be compounded, i.e. interest on any such deferred interest payment shall accrue at the rate of 12% per annum."

         This will further confirm that from and after January 1, 2002, the rate of interest payable on the Notes shall be an amount equal to 1 1/4% in excess of the highest prime commercial loan rate from time to time set forth in The Wall Street Journal, which interest rate on the Notes shall vary as and when there is any change in such prime commercial loan rate; in no event, however, shall the rate of interest payable on the Notes be less than 6% per annum nor more than 12% per annum.

         In all other respects the terms, provisions and conditions of the Notes, subject to the Letter Agreement as modified hereby, shall remain and continue the same.

         Please confirm your agreement to the terms hereof by signing at the foot hereof where indicated.

                                          Very truly yours,

                                          J.L.B. of Nevada, Inc.


                                          By: /s/     Jay Botchman
                                             ----------------------------------
                                                     Jay Botchman


Confirmed and agreed to:

The Credit Store, Inc.

By: /s/ Michael J. Philippe
   --------------------------